Registration No. 333-108280

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

The RiceX Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	68-041220
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1241 Hawk's Flight Court El Dorado Hills, California	95762
(Address of Principal Executive Offices)	(Zip Code)

1997 STOCK OPTION PLAN
(Full title of the plan)

Daniel L. McPeak, Sr.
Chairman of the Board and Chief Executive Officer
1241 Hawk’s Flight Court, El Dorado Hills, CA 95762
(916) 933-3000
 (Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:

Richard W. Lasater II, Esq.
Foley & Lardner
2029 Century Park East, 35th Floor
Los Angeles, California 90067
(310) 277-2223;  Fax: (310) 557-8475

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Certain information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”), is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Post-Effective Amendment No. 1 (“Amendment No. 1”) to the Registration Statement on Form S-8 (SEC File No. 333-108280) filed with the Commission on August 27, 2003 (the “Original Registration Statement”) in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

SELLING STOCKHOLDERS

        Selling stockholders (the “Selling Stockholders”) who are our affiliates may offer and sell shares of our common stock, $0.001 par value per share, from time to time, on the OTC Bulletin Board or in private transactions at prevailing market prices or at privately negotiated prices. Each Selling Stockholder referred to in this prospectus may use this prospectus to sell the maximum number of the shares of our common stock set forth opposite his or her name in the third column of the table below. The Selling Stockholders are not required to sell the shares of our common stock and sales of our common stock are entirely at the discretion of each Selling Stockholder. Each Selling Stockholder may sell our common stock on the open market at market price in ordinary broker transactions, in negotiated transactions, in hedging transactions or pursuant to Rule 144 under the Securities Act, and each may pay broker commissions in connection with such transactions. Each Selling Stockholder is responsible for any brokerage commissions or expenses he or she incurs in connection with the sale of our common stock.

        We have paid the expenses incurred in connection with the registration of our common stock included in the Original Registration Statement. We will not receive any proceeds from the sale of such shares of our common stock.

        We will supplement this prospectus, from time to time, as the names of additional Selling Stockholders and/or the amounts of the shares of our common stock to be re-offered become known to us. We will file all such supplements to this prospectus with the Commission as required by Rule 424(b) under the Securities Act.

        With this filing, the following Selling Stockholders are covered by this Amendment No. 1, each with the respective number of shares allocated from the aggregate amount registered:

Name of Selling Stockholder	Shares Beneficially Owned Prior to the Sale of Shares Pursuant Hereto[1]	Number of Shares Available for Resale Pursuant Hereto	Shares Beneficially Owned After Completion of the Sale of All Shares Pursuant Hereto	Percentage of Common Stock Beneficially Owned After Completion of the Sale of All Shares Pursuant Hereto[2]
Daniel L. McPeak, Sr.[3]	5,949,095	2,375,000	3,574,095	5.67%
Todd C. Crow[4]	1,335,000	1,335,000	--	*
Kirit S. Kamdar[5]	2,051,250	300,000	1,751,250	2.78%
Steven W. Saunders[6]	1,100,000	300,000	800,000	1.27%
James C. Lintzenich[7]	5,853,574	4,067,859	1,785,715	2.83%

*	Less than 1%.
(1)	Assumes exercise of all the options held by each Selling Stockholder.
(2)	Percentage ownership is based on 38,052,180 shares of common stock outstanding and unexercised warrants and options representing 25,012,256 shares of common stock on November 10, 2003. Beneficial ownership is determined in accordance with the rules of the Commission and, generally, includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes, if any, currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for the purpose of determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)	Mr. McPeak, Sr. has served as Chairman of our Board of Directors since our formation in 1989. In November 1998, Mr. McPeak, Sr. was re-appointed to act as our Chief Executive Officer. Mr. McPeak, Sr. previously served as our Chief Executive Officer from May 1989 to April 1997.

(4)	Mr. Crow has served as a Class III Director since June 2001. Mr. Crow has also been our Vice President of Finance and Chief Financial Officer since November 1998, and our Secretary since January 1999.
(5)	Mr. Kamdar has served as a Class I Director since August 1998.
(6)	Mr. Saunders has served as a Class I Director since August 1998.
(7)	Mr. Lintzenich has served as a Class II Director since June 2003.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

        We are incorporating by reference into this Amendment No. 1 the following documents previously filed with the Commission:

(a) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 (SEC File No. 000-24285), filed with the Commission on March 31, 2003, which includes audited financial statements as of and for the fiscal year ended December 31, 2002.

(b) All other reports which we filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the document referred to in (a) above, including, without limitation, our Quarterly Reports on Form 10-QSB (SEC File No. 000-24285) filed with the Commission on May 15, 2003, August 14, 2003 and November 14, 2003, and our Current Report on Form 8-K (SEC File No. 000-24285) filed with the Commission on October 24, 2003.

(c) The description of our common stock in our Registration Statement on Form 10-SB (SEC File No. 000-24285) filed with the Commission on May 15, 1998 pursuant to Section 12 of the Exchange Act, and any amendments or reports filed to update the description.

        All documents we file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of filing of this Amendment No. 1 and prior to the filing of a post-effective amendment to the Original Registration Statement which indicates that all securities offered thereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Amendment No. 1 and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

        Not applicable.

Item 5.   Interests of Named Experts and Counsel.

        Not applicable.

Item 6.   Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually or reasonably incurred by such person in connection therewith.

        Our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director.

        We provide directors' and officers' liability insurance coverage for our directors and officers.

Item 7.   Exemption from Registration Claimed.

        Not applicable.

Item 8.   Exhibits.

Exhibit Number	Exhibit
4.1	1997 Stock Option Plan (filed as an exhibit to the registrant's Registration Statement on Form 10-SB (SEC File No. 000-24285) filed with the Commission on May 15, 1998)
5**	Opinion of Foley & Lardner
23.1**	Consent of Foley & Lardner (included in Exhibit 5 to the Original Registration Statement)
23.2*	Consent of Moss Adams LLP
24**	Power of Attorney

*	Filed herewith
**	Filed as an exhibit to the Original Registration Statement, filed with the Commission on August 27, 2003

Item 9.   Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any additional or changed material information on the plan of distribution.

        (2)   For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3)   To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (4)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Dorado Hills, State of California, on November 14, 2003.

THE RICEX COMPANY
By:	/s/ Daniel L. McPeak, Sr.
Daniel L. McPeak, Sr. Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Daniel L. McPeak, Sr.	Chairman of the Board and Chief Executive Officer	November 14, 2003
DANIEL L. MCPEAK, SR.
/s/ Todd C. Crow*	Director, Vice President, Finance and Chief Financial Officer	November 14, 2003
TODD C. CROW
/s/ Kirit S. Kamdar*	Director	November 14, 2003
KIRIT S. KAMDAR
/s/ Steven W. Saunders*	Director	November 14, 2003
STEVEN W. SAUNDERS
/s/ James C. Lintzenich*	Director	November 14, 2003
JAMES C. LINTZENICH
/s/ Daniel L. McPeak, Sr.	Director	November 14, 2003
*DANIEL L. MCPEAK, SR. ATTORNEY-IN-FACT